As filed with the United States Securities and Exchange Commission on October 27, 2023

Registration No. 333-274879

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied uv, inc.

(Exact name of registrant as specified in its charter)

Nevada	3648	84-4373308
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 N. MacQuesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Max Munn

Chief Executive Officer

Applied UV, Inc.

150 N. MacQuesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.	Anthony W. Basch, Esq.
Jeffrey P. Wofford, Esq.	J. Britton Williston, Esq.
Sichenzia Ross Ference Carmel LLP	Kaufman & Canoles, P.C.
1185 Avenue of the Americas, 31st Floor	1021 E. Cary Street, Suite 1400
New York, New York 10036	Two James Center
Telephone: (212) 930-9700	Richmond, VA 23219
Telephone: (804) 771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated 27, 2023

PRELIMINARY PROSPECTUS

25,188,916 Units, Each Unit Consisting of One Share of Common Stock or One Pre-Funded Warrant to Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

25,188,916 Shares of Common Stock Underlying the Warrants

Applied UV, Inc.

Applied UV, Inc. is offering, on a firm commitment, underwritten basis, 25,188,916 units (the “Units”), each Unit consisting of one share of our common stock, $0.0001 par value per share (“Common Stock”), and one warrant (“Warrant”) to purchase one share of Common Stock, at an assumed offering price of $0.2382 per share, which was the last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Each Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $0.2382 per share of Common Stock underlying each Warrant (100% of the offering price per Unit) and will expire five years from the closing date of this public offering.

We are also offering to each purchaser of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant (in lieu of one share of Common Stock, each a “Pre-Funded Warrant”) and one Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Common Stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a share of common stock we are offering will be decreased on a one-for-one basis.

Pursuant to the registration statement related to this prospectus, we are also registering the shares of Common Stock issuable upon exercise of the Warrants and the Pre-Funded Warrants.

The Common Stock and Pre-Funded Warrants can each be purchased in this offering only with the accompanying Warrant that is part of a Unit, but the components of the Units will be immediately separable and will be issued separately in this offering. See “Description of Securities” in this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AUVI.” The last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023 was $0.2382 per share. There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not intend to list the Warrants or the Pre-Funded Warrants on any national securities exchange or trading system. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

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The final public offering price of the Units will be determined through negotiation between us and the underwriter, based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We have granted Aegis Capital Corp., as underwriter, an option, exercisable for 45 days from the closing date of this offering, to purchase up to 3,778,337 additional shares of Common Stock and/or Pre-Funded Warrants and/or 3,778,337 Warrants (the “Over-Allotment Option”).

Max Munn, our founder and Chief Executive Officer, has voting control over approximately 51.59% of our voting power of our outstanding voting stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of The Nasdaq Stock Market LLC (“Nasdaq”). Upon the closing of this offering, Mr. Munn will own approximately 23.02% of the voting power of our outstanding voting stock and we will no longer be a controlled company.

We intend to use the proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds.”

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Unit)	Total
Public offering price	$0.2382	$5,999,999.79
Underwriting discounts and commissions(1)	$0.00453914	$479,999.98
Proceeds, before expenses, to us(2)	$0.23366086	$5,519,999.81

(1)	Represents a cash fee equal to 8.0% of the aggregate purchase price paid by investors in this offering and does not include a non-accountable expense allowance equal to 1% payable to Aegis Capital Corp. See “Underwriting” beginning on page 31 of this prospectus for a description of the compensation to be received by the underwriter.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or the Pre-Funded Warrants.

The registration statement of which this prospectus is a part also covers the underwriter’s warrants and the Common Stock issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriter, please see “Underwriting” beginning on page 31.

The underwriter expects to deliver the shares against payment on ________________, 2023.

Aegis Capital Corp.

The date of this prospectus is ________________, 2023

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You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the underwriter have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise:

•	all references to the “Company,” the “registrant,” “AUVI,” “Applied UV,” “we,” “our,” or “us” in this prospectus mean Applied UV, Inc., a Nevada corporation;
•	“year” or “fiscal year” mean the year ending December 31st; and
•	all dollar or $ references when used in this prospectus refer to United States dollars;

The industry and market data and other statistical information, if any, contained in this prospectus are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in the Securities, as discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this prospectus, which speak only as of the date on the cover of this prospectus.

Corporate Overview

Applied UV, Inc. (“AUVI”) was incorporated in Delaware on February 26, 2019. On October 25, 2023, AUVI re-domesticated from the State of Delaware to the State of Nevada pursuant to that certain Agreement and Plan of Merger dated as of September 1, 2023 (the “Merger Agreement,” and such merger, the “Merger”), by and between the Company and Applied UV, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Applied UV, Inc. (Nevada)”). The Merger involved the Company merging with and into Applied UV, Inc. (Nevada), with Applied UV, Inc. (Nevada) as the surviving corporation and the successor to the Company.

AUVI operates through two wholly owned subsidiaries, SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“MunnWorks”). SteriLumen was incorporated in New York on December 8, 2016. MunnWorks was organized as a limited liability company in New York on November 9, 2012.

Business and Corporate History

AUVI is a leading sales and marketing company that develops, acquires, markets and sells proprietary surface and air disinfection technology focused on improving indoor air quality (IAQ), specialty LED lighting and luxury mirrors and commercial furnishings, all of which serves clients globally in the healthcare, commercial and public venue, hospitality, food preservation, cannabis, education, and winery vertical markets.

With its established, strategic manufacturing partnerships and alliances, including Canon, Acuity, Johnson Controls, USHIO, Siemens, Grainger, and a global network of 89 dealers and distributors in 52 countries, 47 manufacturing representatives, and 19 U.S.-based internal sales representatives, AUVI offers a complete suite of products through SteriLumen and MunnWorks.

SteriLumen owns, brands, and markets a portfolio of research-backed and clinically proven products utilizing advanced UVC Carbon, Broad Spectrum UVC LED’s, and photo-catalytic oxidation (PCO) pathogen elimination technology, branded as Airocide ™, Scientific Air™, Airoclean™ 420, Lumicide™, PUROAir, PUROHealth, PURONet, and LED Supply Company. Sterilumen’s proprietary platform suite of patented surface and air technologies offers one of the most complete pathogen disinfection platforms including mobile, fixed, and HVAC systems and software solutions interconnecting its entire portfolio suite into the IoT, allowing customers to implement, manage and monitor IAQ measures recommended by the EPA across any enterprise. Additionally, the Lumicide™ platform applies the power of ultraviolet light (UVC) to destroy pathogens automatically, addressing the challenge of healthcare-acquired infections in several patented designs for infection control in healthcare. LED Supply Company is a full-service, wholesale distributor of LED lighting and controls throughout North America.

MunnWorks manufactures and sells custom luxury and backlit mirrors, conference room and living spaces furnishings.

Our global list of Fortune 100 end users, including Kaiser Permanente, NY Health+Hospitals, MERCY Healthcare, University of Chicago Medical, Baptist Health South Florida, New York City Transit, Samsung, JB Hunt, Boston Red Sox’s Fenway Park, JetBlue Park, France’s Palace of Versailles, Whole Foods, Del Monte Foods, U.S. Department of Veterans Affairs, Marriott, Hilton, Four Seasons and Hyatt, and more. For information on AUVI and its subsidiaries, please visit www.applieduvinc.com. The information on, or that may be accessed through, our website is not a part of this prospectus.

Air Disinfection Solutions & LED Lighting: Airocide, Scientific Air, PURO and LED Supply Co.

In February of 2021, we acquired all the assets and assumed certain liabilities of Akida Holdings, LLC (“Akida”). At the time of the acquisition, Akida owned the Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, that uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst that has helped to accelerate the reopening of the global economy with applications in the hospitality, hotel, healthcare, nursing home, grocer, wine, commercial building and retail sectors. The Airocide™ system has been used by brands such as NASA, Whole Foods, Dole, Chiquita, Opus One, Sub-Zero Refrigerators and Robert Mondavi Wines. Akida had contracted KES Science & Technology, Inc. (“KES”) to manufacture, warehouse and distribute the Airocide™ system and Akida’s contractual relationship with KES was assigned to and assumed by us as part of the acquisition.

On September 28, 2021, we acquired all the assets and assumed certain liabilities of KES. At the time of the acquisition, KES was principally engaged in the manufacturing and distribution of the Airocide™ system of air purification technologies and misting systems. KES also had the exclusive right to the sale and distribution of the Airocide™ system in certain markets. This acquisition consolidated all of manufacturing, sale and distribution of the Airocide™ system under the SteriLumen brand and expanded our market presence in food distribution, post-harvest produce, wineries and retail sectors. We sell our products throughout the United States, Canada and Europe.

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The Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds and many odors. The core Airocide™ technology has been in use on the International Space Station and is based on photo-catalytic oxidation (PCO), a bioconversion process that continuously converts damaging molds, microorganisms, dangerous pathogens, destructive volatile organic chemicals (VOCs) and biological gasses into harmless water vapor. Unlike other air purification systems that provide “active” air cleaning, ozone producing systems, ionization or “photo-electrochemical oxidation,” Airocide’s™ nanocoating technology permanently bonds titanium dioxide to the surface of the catalytic bed. This permits the perpetual generation of surface-bound (OH-) radicals over the large surface area created by their advanced geometric design and prevents the generation and release of ozone and other harmful byproducts. The proprietary formulation and methods for creating the catalyst are the basis of Airocide’s™ competitive advantage, making it the only consistently robust, highly effective, ozone free PCO technology on the market. Airocide™ has been tested over the past 12 years by governmental agencies such as NASA, the National Renewable Energy Laboratory, independent universities including the University of Wisconsin, Texas Tech University, and Texas A&M, as well as air quality science laboratories. Airocide™ technology is listed as a FDA Class II Medical Device, making it a suitable for providing medical grade air purification in critical hospital use cases. Airocide™ Product lines include APS (consumer units), the GCS and HD lines (commercial units that will include the Sterilumen App to bring connectivity, reporting and asset management to our suite of products). The APS series provides true choice, low maintenance filter-less PCO or a filtered PCO air purification option ideal for restaurants, conference rooms, residential and small business or home office spaces. The GCS series is suitable for larger public spaces and enclosed rooms that may have high occupancy such as offices, waiting rooms and hotel lobbies, and airport gate areas. The HD series is the most powerful, providing two-stage purification for fast sanitization of larger or industrial spaces such as sporting venues and locker rooms, airports, museums, winery cellars, warehouses, and food-processing facilities. All Airocide™ products also extend the life of any perishables like fruit, produce or flowers.

On October 13, 2021, we acquired substantially all of the assets of Old SAM Partners, LLC f/k/a Scientific Air Management, LLC, which owned a line of air purification technologies (“Scientific Air”). The Scientific Air product line uses a combination of UVC and a proprietary, patented system to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds, and many odors without producing any harmful by-products. Scientific Air’s products are well suited for larger spaces within a facility due to the higher air flow of these units. The units are also mobile with industrial grade casters, allowing for movement throughout a facility to address increased bio burden from larger meetings or increased human traffic. Both of these key items extend our Airocide line, creating a comprehensive air disinfection portfolio that spans from small to large spaces and mobile applications. Scientific Air’s products are currently sold predominantly in North America and into the healthcare market.

PURO Lighting

On January 26, 2023, we acquired PURO Lighting LLC (“PURO”) and its operating subsidiaries (the “PURO Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “PURO Merger Agreement”) for (i) $1,700,720 in the obligations to pay certain PURO debt and transaction costs, (ii) 2,497,220 shares of our Common Stock (iii) 251,108 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to PURO former equity interest holders of earnout payments on the terms and conditions described in the PURO Merger Agreement.

In connection with our acquisition of PURO, we also entered into a Note Purchase and Cancellation Agreement dated as of January 5, 2023, with PURO Lighting, LLC, and Acuity Brands Lighting, Inc., which provided for our purchase and cancellation of a $5 million promissory note issued by PURO to Acuity Brands Lighting, Inc. in exchange for $2.5 million in cash and the issuance to Acuity Brands Lighting, Inc. 1,250,000 shares of our 2% Series B Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”).

PURO Lighting was founded in 2019 with the goal of using light technology to promote health and wellness within spaces. Today PURO provides a suite of UV disinfection systems that have the ability to disinfect air and surfaces in commercial and industrial spaces. They focus their sales efforts in three primary verticals: Education, Government, and Healthcare.  The acquisition of Puro Lighting, LLC adds PUROHealth and PURONet - a powerful suite of products used in education, government, and healthcare that incorporates UV Lighting and a HVAC monitoring software platform. With its UL listed and patented portfolio of independently tested (Resinnova Labs) synergistic surface and air disinfection technologies that help facility managers protect against multiple pathogens; PURO opens new opportunities for cross marketing sales to existing distribution channels. Additionally, the potential to inter-connect our entire portfolio of disinfection technology solutions into the IoT will provide our customers with both products and smart tools to manage and monitor indoor air quality (IAQ) across any enterprise. AUVI’s proprietary platform suite of patented technologies offers the most complete pathogen disinfection platform including mobile, fixed and HVAC systems and solutions allowing companies to implement the IAQ measures recommended by the EPA.  PURO boast a strong domestic sales network with reps in 43 states, and distribution in all 50 states.  Their product offerings encompass a range of innovative solutions, including UVC systems for air handling, in-room continuous disinfection using cutting-edge Far-UVC technology, and specialized surface disinfection solutions designed specifically for the healthcare industry.

The Puro Acquisition further positions the Company to address a growing air disinfection market trend that aligns with the White House “Clean Air Initiatives” implemented during the height of the COVID 19 pandemic designed to protect consumers and businesses against existing and future airborne pathogens allowing economies globally to remain open. The merged entities have proven applications that can now be included in improving IAQ at the facility level, including HVAV systems in public, government, municipal, retail spaces and buildings. The Puro Acquisition positions AUVI to be one of the only companies in the world to offer a complete air and surface disinfection platform that includes consumer, fixed and mobile, and commercial applications that are research backed, clinically tested and that are used by global Fortune 100 end users in multiple verticals.

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LED Supply Company

On January 26, 2023, we acquired LED Supply Co. LLC (“LED Supply”) and its operating subsidiaries (the “LED Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “LED Merger Agreement”) for (i) $3,179,672 in the obligations to pay certain LED debt and transaction costs, (ii) 275,555 shares of our Common Stock, (iii) 148,888 shares of our 5% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and (iv) the payment to LED former equity interest holders of earnout payments on the terms and conditions described in the LED Merger Agreement.

Founded in 2009, LED Supply is a national, Colorado-based company that provides design, distribution and implementation services for lighting, controls and smart building technologies. LED Supply continues to expand its market reach with a focus on new types of energy efficiency and sustainable technologies. Along with its robust e-commerce component, LED Supply has recently taken the next step in revenue growth by repositioning itself as a preferred supplier for not only the latest in LED technologies, but the source for emerging technologies and product categories that the construction and retrofit market need; from electric vehicle charging to smart home technology, emergency and safety equipment and much more.

We see synergies across our entire air and surface disinfection portfolio. First, we look to leverage Airocide’s global distribution capabilities to facilitate the sale of Scientific Air’s and PURO’s offerings internationally. Second, we look to leverage PURO’s strength in healthcare to pull through existing Airocide™ units, creating a broad healthcare product line, from small clinics, patient rooms and doctor’s offices to larger spaces such as nursing stations, waiting rooms and cafeterias. Third, we look to leverage the national MunnWorks hospitality reach with leading luxury hotel chain operators to pull through our entire air and surface disinfection portfolio (Airocide™ and Lumicide™) as well as PURO’s offerings into future hotel, condo and other renovation, upgrade and remodeling projects. Fourth, we will look to work with Canon Virginia, Inc.’s (“CVI”) extensive field support team to promote the sale of our products as well as service capabilities. Finally, we look to incorporate PUROAir, PUROHealth and PURONet (a powerful suite of products used in healthcare that incorporates UV Lighting and a HVAC monitoring software platform) into our IoT integration plans via the Sterilumen App across our entire platform connecting all our units, thereby creating a leading smart asset management, reporting and control system tool that can be incorporated across all enterprises.

Market Opportunity

According to Research and Markets, the UV disinfection market is expected to reach $9 billion by 2027 as technology continues to improve and the focus on stopping the spread of contagious diseases increases. According to the Center for Disease Control (CDC) states that 1 in 31 patients have at least one Hospital Associated Infection (HAI) annually[1] and that 3 million serious infections occur every year in long-term care facilities. Losses from contagious infections, pathogens, and viruses cost the U.S. economy more than $270 billion every year as per the CDC: $28 billion lost through HAIs; $225 billion in lost productivity due to absenteeism; and $25 billion in losses due to student and teacher absenteeism. Scientists globally have been advocating improving air quality post pandemic, significantly boosting global adoption to control airborne pathogen transmission.  Governments globally are mandating health agencies to address improving indoor air quality (IAQ) via grants and mechanisms to ease visitation and protect facilities against future pathogen.

Indoor air quality (IAQ) has become an even more important issue as world economies transition beyond the COVID 19 pandemic. In 2021, 39 scientists reiterated the need for a “paradigm shift” and called for improvements in, “how we view and address the transmission of respiratory infections to protect against unnecessary suffering and economic losses.”  In mid-2022, the industry began to see this seismic shift from pandemic-related mobile apparatuses to complete systems within systems for facilities designed to monitor, improve, and report on a more permanent basis.  While there are opportunities for mobile systems, our emphasis will be on this growing market trend.

In addition to this, the global air purifier market size is set to grow exponentially. It was valued at $9.24 billion in 2021 and is predicted to grow to approximately $22.84 billion by 2030. According to Precedence Research, the immense demand for air purification and sterilization in the US will be driven by the commercial sector.

[1] “Health Topics – Health-care associated Infections (HAI), Center for Disease Prevention and Control, https://www.cdc.gov/policy/polaris/healthtopics/hai/index.html#:~:text=On%20any%20given%20day%2C%201,lead%20to%20sepsis%20or%20death.

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Sterilumen’s product portfolio is one of the only research-backed, clinically proven pure-play air and surface disinfection technology companies with international distribution and globally recognized end users, with product developed for NASA.  In addition to the numerous recognized research institutions and globally recognized names who published the reports that were completed by the acquired companies, Airocide was independently proven to kill SARS, MERSA and Anthrax.  Sterilumen’s air purification (Airocide, Scientific Air & PURO Lighting) and surface disinfection (Lumicide) were independently tested and proven to kill both Candida Auris (Resinnova Laboratories) and SARS CoV-2 (COVID-19) (MRIGlobal), MRSA (Resinnova Laboratories), Salmonella enterica (Resonnova Laboratories) and Escherichia coli (Resinnova Laboratories).

Our goal is to build a company that successfully designs, develops, and markets our air and surface disinfection solutions that will enable US and global economies to implement “Clean Air” initiatives aimed at improving indoor air quality (IAQ) as recommended by the U.S. Environmental Protection Agency. We will seek to achieve this goal by having our products actively involved in the following activities:

(a)  Focus on key target verticals that have proven business use cases, including:

•  Food Preservation

•  Healthcare

•  Winery

•  Hospitality

•  Schools

•  Cannabis

•  Correctional Facilities

•  Dental and Long-Term Care

(b) In addition to further developing Airocide, Scientific Air, PURO, Lumicide and LED Supply specific sales efforts, we intend to leverage the Company’s hospitality business (MunnWorks) for cross-selling opportunities of our air purification and surface disinfectant solutions and products. Our initial research indicates that the key stakeholders in this market value the asset management and reporting capabilities of our platform and provide key points of differentiation.

(c) We aim to also expand our global distributor channels into new markets not currently served.

(d) We will and continue scientific validation through lab testing and data from real world deployments, including publish case studies in peer reviewed journals.

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Manufacturing

In an effort to improve operationally, after analyzing each of the points in our supply chain to tighten integration to optimize inventory, improve quality control and mitigate against supply chain disruptions that were witnessed globally throughout the pandemic, on December 18th, 2022, we announced that we signed a strategic manufacturing and related services agreement with CVI, a global manufacturing, engineering and technical operation for the Canon family and a wholly owned subsidiary of Canon U.S.A, Inc. The agreement establishes CVI’s status as the primary manufacturer, assembler and logistical authority for our entire suite of air purification solutions. The Manufacturing Agreement, the first of a series of anticipated agreements, enables us to leverage the resources of CVI’s two million-square-foot state-of-the-art engineering, manufacturing and distribution facility. We plan to leverage CVI’s almost 40 years of innovative and efficient production methods to manufacture our patented, FDA Class II Listed Airocide PCO commercial and consumer devices, as well as the patented advanced Activated Carbon UVC and HEPA Mobile disinfection Scientific Air portfolio. From an R&D perspective, working closely with Canon, we are also beginning to formulate our new product roadmap and making substantial improvements to our entire line of mobile and fixed air purification products, further differentiating our patented PCO and UVC Carbon based solutions from that of our competition. We also plan to collaborate with Canon Financial Services, Inc. to enable better cash flow management in regard to its growing supply chain requirements. Further, we will look to work with CVI’s extensive field support team to promote the sale of our products, as well as service capabilities.

Recent Developments

Reverse Stock Split. On May 24, 2023, we held our annual meeting of stockholders, at which our stockholders approved the adoption of an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to effect a reverse stock split of our issued and outstanding shares of Common Stock, at a specific ratio, ranging from one-for-two (1:2) to one-five (1:5), with the exact ratio to be determined by our Chief Executive Officer without further approval or authorization of our board of directors (“Board”) or stockholders (the “Reverse Stock Split”). On May 26, 2023, our Chief Executive Officer determined that the Reverse Split would be completed as a 1-for-5 reverse stock split, reducing the aggregate number of outstanding shares of Common Stock from 19,874,879 shares to a total of 3,974,971 shares outstanding and filed an amendment to our Charter with the Secretary of State of Delaware for the 1-for-5 Reverse Stock Split, effective 12:01 a.m. on May 31, 2023. The number of authorized shares of our Common Stock remained unchanged at 150,000,000 shares after the Reverse Stock Split. As a result of the Reverse Stock Split, every five shares of our Common Stock, outstanding, immediately prior to the effectiveness of the amendment to the Charter to effect the Reverse Stock Split, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split, and in lieu of any fractional shares to which a stockholder of record was otherwise entitled as a result of the Reverse Stock Split, the registrant paid cash (without interest) equal to such fraction multiplied by the closing price of our Common Stock on The Nasdaq Capital Market immediately preceding the effective date of the Reverse Stock Split (with such closing sales price being adjusted to give effect to the Reverse Stock Split). Except for the number of authorized shares of Common Stock, all Common Stock share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the 1-for-5 Reverse Stock Split.

June 2023 Public Offering. On June 16, 2023, the Company entered into an underwriting agreement, pursuant to which the Company agreed to sell to the underwriters, an aggregate of (i) 4,730,000 shares of Common Stock, at a public offering price of $1.00 per share and (ii) pre-funded warrants to purchase 270,000 shares of Common Stock at a price of $1.00 per share, minus $0.001. In addition, the Company granted the underwriters a 45-day over-allotment option to purchase up to an additional 750,000 shares of Common Stock at the public offering price per security, less underwriting discounts, and commissions, of which 200,000 shares were purchased. As a result of the offering, the Company received gross proceeds of $5,200,000 and incurred $816,000 of deal related costs. Each pre-funded warrant is exercisable for one share of Common Stock, with an exercise price equal to $0.001 per share, at any time that the pre-funded warrant is outstanding. There is no expiration date for the pre-funded warrants. The holder of a pre-funded warrant will not be deemed a holder of our underlying Common Stock until the pre-funded warrant is exercised.

Suspension of Dividends for Preferred Stock. On June 19, 2023, the Board temporarily suspended the Company’s: (i) monthly $0.21875 dividend on its 10.5% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”), commencing with the July dividend, that would have been paid on July 17, 2023; (ii) quarterly $0.03 dividend on its 2% Series B Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), commencing with the dividend for the quarter ending June 30, 2023, that would have been paid on July 17, 2023; and (iii) quarterly $0.0625 dividend on its 5% Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), commencing with the dividend for the quarter ending June 30, 2023, that that would have been paid on July 17, 2023. The dividends on each Series cited above have been suspended by the Board for the next eleven (11) months, or until the month of May 2024 for the Series A Preferred Stock or the quarter ending March 31, 2024 for the Series B and C Preferred Stock but may be re-instated at any time in the Board’s discretion (the “Suspension Period”). The suspension of these dividends will defer approximately $1.5 million in cash dividend payments until after the Suspension Period. Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared. No interest is payable in respect of any dividend payment or payments on the Series A, B or C Preferred Stock which may be in arrears.

Nasdaq Notice of Failure to Comply with Continued Listing Standards. On August 23, 2023, the Company received a letter from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market LLC therein stating that for the 30 consecutive business day period between July 12, 2023 through August 22, 2023, the Common Stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until February 20, 2024 (the “Compliance Period”), to regain compliance with the Bid Price Rule. If the Company does not regain compliance with the Bid Price Rule by February 20, 2024, the Company may be eligible for an additional 180-day period to regain compliance. If the Company cannot regain compliance during the Compliance Period or any subsequently granted compliance period, the Common Stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel. The notice from Nasdaq has no immediate effect on the listing of the Common Stock and the Common Stock will continue to be listed on The Nasdaq Capital Market under the symbol “AUVI.” The Company is currently evaluating its options for regaining compliance. There can be no assurance that the Company will regain compliance with the Bid Price Rule or maintain compliance with any of the other Nasdaq continued listing requirements.

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Approval of 2023 Equity Incentive Plan. On August 24, 2023, our Board and stockholders approved the Applied UV, Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan governs equity awards to our employees, directors, officers, consultants and other eligible participants. Initially, the maximum number of shares of our Common Stock that may be subject to awards under the 2023 Plan is 2,500,000. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the 2023 Plan, the number of shares available for issuance under the 2023 Plan will be increased on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to the least of (a) 500,000 shares, (b) a number of shares equal to twenty percent (20%) of the total number of shares of all classes of our Common Stock outstanding on the last day of the immediately preceding fiscal year less the number of shares allocated to the 2023 Plan, and (c) such number of shares determined by the administrator no later than the last day of the immediately preceding fiscal year. The 2023 Plan was deemed effective on October 22, 2023.

Re-domestication from Delaware to Nevada. On September 1, 2023, the Company entered into the Agreement and Plan of Merger with Applied UV, Inc., a Nevada corporation (“Applied UV, Inc. (Nevada)”), in which the Company merged with and into Applied UV, Inc. (Nevada), with Applied UV, Inc. (Nevada) as the surviving corporation and the successor to the Company (the “Re-Domestication”), on October 25, 2023. The principal reason for the Re-Domestication is to eliminate our obligation to pay the annual Delaware franchise tax that will result in significant savings to us in the future. Under Nevada law, there is no obligation to pay annual franchise taxes and there are no capital stock taxes or inventory taxes. In addition, under Nevada law, there are minimal reporting and corporate disclosure requirements and the identity of the corporate shareholders is not a part of the public record. Otherwise, the general corporation laws of the States of Delaware and Nevada are quite similar as both states have liberal incorporation laws and favorable tax policies. The provisions and terms of the Articles of Incorporation, Bylaws and Certificates of Designations of preferred stock of Applied UV, Inc. (Nevada) are substantially similar to the Company’s. The Re-Domestication was not effected to prevent a change in control, nor is it in response to any present attempt known to our Board to acquire control of the Company or obtain representation on our Board. Nevertheless, certain effects of the proposed Re-Domestication may be considered to have anti-takeover implications simply by virtue of being subject to Nevada law.

Arbitration Summary

On February 25, 2022, James Doyle, our former Chief Operating Officer, filed an arbitration claim against us for approximately $1.5 million plus attorneys’ fees and other costs with the American Arbitration Association in the State of New York for severance pay and other claims after being terminated by us for cause. The arbitration proceeding was initiated pursuant to the arbitration provision in Mr. Doyle’s employment agreement with us. The evidentiary hearing was conducted at the American Arbitration Association’s midtown offices on November 7, 8, 9, and 10, 2022. Afterwards, the parties submitted post-hearing briefs. On January 24, 2023, the arbitration panel of the American Arbitration Association (the “Arbitration Panel”) issued a Partial Final Award, whereby the Arbitration Panel denied five of the seven counts asserted by Mr. Doyle, and awarded him $100,000 in severance pay plus $21,153.84 in unused vacation time plus 1,275 additional shares of our Common Stock pursuant to the terms of his Employment Agreement. These shares were issued on June 1, 2023. In April 2023, the Arbitration Panel issued a Final Award further awarding Mr. Doyle $434,535.00 in legal fees and $39,628.03 in expenses.

Employees

As of October 27, 2023, we had 143 employees.

Corporate Information

Our principal executive offices are located at 150 N. MacQuesten Parkway, Mount Vernon, NY 10550. Our website address is www.applieduvinc.com.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

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These exemptions include:

•  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•  not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•  reduced disclosure obligations regarding executive compensation; and

•  not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

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SUMMARY OF THE OFFERING

The following summary contains basic terms about this Offering and the Securities and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 14 and the other risks described in our annual and quarterly reports incorporated by reference herein. For a more complete description of the terms of the Common Stock, see the section of this prospectus entitled “Description of Securities.”

Issuer:	Applied UV, Inc., a Nevada corporation.

Units Offered:	25,188,916 Units on a firm commitment basis. Each Unit will consist of one share of common stock (or Pre-Funded Warrant to purchase one share of our common stock in lieu thereof) and one Warrant to purchase one share of common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Warrants as part of Units (other than pursuant to the underwriter’s option to purchase additional shares of common stock and/or Pre-Funded Warrants and/or Warrants), but the components of the Units will be immediately separable and will be issued separately in this offering.

Warrants Offered:	Warrants to purchase an aggregate of up to 25,188,916 shares of our Common Stock, subject to adjustment as set forth in the terms of the Warrant Agreement. Each Unit includes one Warrant to purchase one share of our Common Stock. Each Warrant is exercisable at a price of $0.2382 per share (100% of the offering price per Unit). The Warrant will be immediately exercisable and will expire five years from the closing date of this public offering. See “Description of Securities—Warrants and Pre-Funded Warrants Offered in this Offering.””

Pre-Funded Warrants Offered:

We are also offering to certain purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, in lieu of Units including shares of common stock, Units including Pre-Funded Warrants in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price at which a Unit is sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share.

Each Pre-Funded Warrant will be exercisable for one share of our common stock and will be exercisable at any time after its original issuance until exercised in full, provided that the purchaser will be prohibited from exercising Pre-Funded Warrants for shares of our common stock if, as a result of such exercise, the purchaser, together with its affiliates and certain related parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

This prospectus also relates to the offering of the common stock issuable upon exercise of the Pre-Funded Warrants. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities” section of this prospectus. You should also read the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

See “Description of Securities—Warrants and Pre-Funded Warrants Offered in this Offering.”

Common Stock outstanding prior to this Offering:(1)	10,119,531 shares of Common Stock.

Common Stock outstanding after this Offering:	35,308,447 shares of Common Stock, assuming all of the Units offered hereby are sold and assuming no exercise of the Warrants and Over-Allotment Option and no sale of Pre-Funded Warrants.

Over-Allotment Option:	The underwriter has a 45-day option to purchase up to an additional 15% of the total number of shares of Common Stock and/or Pre-Funded Warrants and/or Warrants.

Use of Proceeds:

We currently intend to use the net proceeds to us from this offering for general corporate purposes, including working capital. See the section of this prospectus titled “Use of Proceeds” beginning on page 18.

Listing:	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AUVI.” There is no established public trading market for the Warrants or Pre-Funded Warrants, and we do not intend to list the Warrants or the Pre-Funded Warrants on any national securities exchange or trading system.

Risk Factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 14 of this prospectus and the risk factors in our most recent Annual Report on Form 10-K before deciding whether or not to invest in the Securities.

Transfer Agent and Registrar:	VStock Transfer, LLC

Firm Underwritten Offering:	The underwriter is committed to purchase all of the securities other than those covered by the Over-Allotment Option. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement, and are subject to certain customary conditions, representations and warranties specified thereunder. See “Underwriting” on page 31 of this prospectus.

  (1) As of October 27, 2023, and excludes:

•  79,112 shares of our Common Stock issuable upon the exercise of vested and exercisable options granted pursuant to the Applied UV, Inc. 2020 Omnibus Incentive Plan; and

•  38,484 shares of our Common Stock issuable upon the exercise of vested and exercisable warrants.

Unless otherwise indicated, this prospectus reflects and assumes the following:

• no exercise of outstanding options or warrants described above;

• no exercise of the Warrants, and no sale of Pre-Funded Units including a Pre-Funded Warrant, which, if sold, would reduce the number of Units that we are offering on a one-for-one basis; and

• no exercise by the underwriter of the Over-Allotment Option.

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RISK FACTORS

Investing in the Securities involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in the Securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to our Business

Geopolitical tensions and conflicts in the Middle East, specifically the Israel-Palestinian war, may lead to global economic instability and adversely affect supply chains, which may adversely impact our operations, financial conditions and business prospects.

While we do not have any direct operations or significant sales in the Middle East, geopolitical tensions and ongoing conflicts in the region, particularly between Israel and Palestine, may lead to global economic instability and fluctuating energy prices that could materially affect our business. It is not possible to predict the broader consequences of the Israel-Palestinian war, including related geopolitical tensions, and the measures and actions taken by other countries in respect thereof, which could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. While it is difficult to predict the impact of any of the foregoing, the Israel-Palestinian war may increase our costs, disrupt our supply chain, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition and results of operations.

Risks Related to this Offering

We may not be able to maintain the listing of our Common Stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our Common Stock and decrease or eliminate your investment.

On August 23, 2023, we received a letter from Nasdaq notifying us that we were no longer in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2). Although Nasdaq has granted us 180 calendar days, or until February 20, 2024, to regain compliance with the Bid Price Rule, there can be no assurance that we will regain such compliance and Nasdaq could make a determination to delist our Common Stock.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in our Common Stock and other securities linked to our Common Stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our Common Stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our Common Stock; reduced liquidity with respect to and decreased trading prices of our Common Stock; a determination that shares of our Common Stock are “penny stock” under the Securities and Exchange Commission rules, subjecting brokers trading our Common Stock to more stringent rules on disclosure and the class of investors to which the broker may sell the Common Stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our Common Stock.

Our management team will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of any proceeds from the offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that is not effective or does not yield a favorable, or any, return for you.

Investors in this offering may experience future dilution as a result of this and future securities offerings.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock. Investors purchasing other securities of ours in the future could obtain rights superior to those of existing investors, and the price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price of the Securities.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts cover our Common Stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

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Risks Relating to Ownership of the Securities

We may not be able to maintain the listing of the Common Stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of the Common Stock and decrease or eliminate your investment.

On August 23, 2023, we received a letter from Nasdaq notifying us that we were no longer in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2). Although Nasdaq has granted us 180 calendar days, or until February 20, 2024, to regain compliance with the Bid Price Rule, there can be no assurance that we will regain such compliance and Nasdaq could make a determination to delist our Common Stock.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in the Common Stock and other securities linked to the Common Stock. While a listing on an over-the-counter exchange could maintain some degree of a market in the Common Stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for the Common Stock; reduced liquidity with respect to and decreased trading prices of the Common Stock; a determination that shares of the Common Stock are “penny stock” under the SEC rules, subjecting brokers trading the Common Stock to more stringent rules on disclosure and the class of investors to which the broker may sell the Common Stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of the Common Stock.

Furthermore, on October 26, 2023, the closing price of our Common Stock was $0.24. Pursuant to Nasdaq Rule 5810(c)(3)(A)(iii), if the closing price of our Common Stock is $0.10 or less for 10 consecutive trading days, we will be issued a Staff Delisting Determination by Nasdaq. If we receive a Staff Delisting Determination Letter resulting from our Common Stock trading at or below $0.10 for 10 consecutive trading days, we will have 7 calendar days to request a hearing before a Nasdaq hearings panel to review the Staff Delisting Determination, which will stay the delisting of our Common Stock by Nasdaq. A hearing would then take place within 45 days of the hearing request to determine whether or not our Common Stock would be delisted. If in the future we receive a Staff Delisting Determination there can be no assurance that we would be successful in preventing a determination by the Nasdaq hearing panel that our stock will be delisted.

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There is no public market for the Warrants or Pre-Funded Warrants.

There is no public trading market for the Warrants or Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to list the Warrants or Pre-Funded Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants or Pre-Funded Warrants will be limited.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the Warrants offered pursuant to this prospectus could discourage an acquisition of us by a third-party.

Certain provisions of the Warrants offered pursuant to this prospectus could make it more difficult or expensive for a third-party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

If we do not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Warrants, holders will only be able to exercise the Warrants on a “cashless basis.”

If we do not file and maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, such holders will only be able to exercise them on a “cashless basis,” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised his, her or its warrants for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants is available. If we are unable to maintain a current and effective registration statement relating to the Common Stock issuable upon exercise of the warrants, the potential “upside” of the holder’s investment in us may be reduced or the warrants may expire worthless.

We may amend the terms of the Warrants in a way that may be adverse to their holders with the approval by the holders of a majority of the then outstanding Warrants.

The warrant agent agreement between us and VStock Transfer, LLC, our Warrant Agent and Pre-Funded Warrant agent (the “Warrant Agent Agreement”) provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the Warrants or shorten the exercise period of the Warrants, shall require the written consent of the registered holders of a majority of the then outstanding Warrants, which may be contrary to your interests.

The Warrants may have an adverse effect on the market price of our Common Stock and make it more difficult to effect a business combination.

To the extent we issue shares of Common Stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares of Common Stock upon exercise of the Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such Warrants, when exercised, will increase the number of issued and outstanding shares of Common Stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of Common Stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Warrants are exercised, you may experience dilution to your holdings.

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Holders of the Warrants and Pre-Funded Warrants will have no rights as holders of Common Stock until they exercise their Warrants or Pre-Funded Warrants and acquire Common Stock.

Until holders of Warrants or Pre-Funded Warrants acquire shares of Common Stock upon exercise of the Warrants or Pre-Funded Warrants, holders of Pre-Funded Warrants will have no rights with respect to the shares of our Common Stock issuable upon exercise of such Pre-Funded Warrants. Upon exercise of the Warrants or Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable and will have no expiration date and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the Securities offered in this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. IN ADDITION, ANY U.S. TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE “PROMOTION OR MARKETING” OF THE MATTER(S) ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM YOUR OWN INDEPENDENT TAX ADVISOR.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;
2.	Our ability to manage our research, development, expansion, growth and operating expenses;
3.	Our ability to evaluate and measure our business, prospects and performance metrics;
4.	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry;
5.	Our ability to respond and adapt to changes in technology and customer behavior;
6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and
7.	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, assuming no exercise of the Over-Allotment Option and no sale of Pre-Funded Warrants, based on an assumed public offering price of $0.2382 per share (the last reported sale price of the Common Stock on The Nasdaq Capital Market on October 26, 2023), will be approximately $5,065,000 ($5,884,000 if the Over-Allotment Option is exercised in full), after deducting underwriter discounts and commissions and other estimated offering expenses payable by us for this offering.

The table below sets forth the manner in which we expect to use the net proceeds we receive from this offering. All amounts included in the table below are estimates.

Description	Amount
Repayment of notes issued to Streeterville Capital LLC	$4,250,000
Working capital and general corporate purposes	$815,000
Total	$5,065,000

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of June 30, 2023:

·	On an actual basis;
·	On a pro forma basis giving effect to the issuance of (i) 893,898 shares our our Common Stock to Streeterville Capital LLC (“Streeterville”) pursuant to the conversion of part of convertible notes, (ii) 50,000 shares of our Common Stock issued to Maxim Group LLC pursuant to a settlement and release agreement; and (iii) 270,000 shares of our Common Stock to investors upon the exercise of pre-funded warrants; and
·	On a pro forma as adjusted basis giving effect to the sale of 25,188,916 Units (assuming no sale of Units including a Pre-Funded Warrant) by us in this public offering at an assumed public offering price of $0.2382 per Unit (the last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023), after deducting the underwriter discount and commissions and offering expenses paid by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in or incorporated by reference in this prospectus.

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The pro forma information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro Forma(1)(2)	Pro Forma as Adjusted(1)(2)
Cash	$3,333,544	3,333,544	8,398,544
Short term liabilities, including deferred revenue due within one year, and contingent consideration	$40,006,373	39,456,373	39,456,373
Long term liabilities including lease obligations - net of current portion, and contingent consideration	$7,994,735	7,994,735	7,994,735
Redeemable Preferred Stock
Preferred stock, 2% Series B Cumulative Perpetual, $0.0001 par value, 1,250,000 shares designated actual, 1,250,000 shares issued and outstanding actual and pro forma	3,712,500	3,712,500	3,712,500
Preferred stock, 5% Series C Cumulative Perpetual, $0.0001 par value, 2,500,000 shares designated actual, 399,996 shares issued and outstanding actual and pro forma	1,063,989	1,063,989	1,063,989
Stockholders’ Equity
Preferred stock, Series A Cumulative Preferred, $0.0001 par value, 1,250,000 shares designated actual, 552,000 shares issued and outstanding actual and pro forma	55	55	55
Preferred stock, Series X, $0.0001 par value, 10,000 shares designated actual, 10,000 shares issued and outstanding actual and pro forma	1	1	1
Common Stock, $0.0001 par value, 150,000,000 shares authorized, 8,928,330 shares issued and 8,905,633 shares outstanding actual, and 10,142,228 shares issued, 10,119,531 shares outstanding pro forma(3) and 35,308,447 shares outstanding pro forma, as adjusted	893	1,014	3,533
Additional paid-in capital	56,883,253	57,472,132	62,534,613
Treasury stock at cost, 22,697, actual and pro forma	(149,686)	(149,686)	(149,686)
Accumulated deficit	(36,540,057)	(36,579,057)	(36,579,057)
Total stockholders’ equity	20,194,459	20,744,459	25,809,459
Total capitalization	72,972,056	72,972,056	78,037,056

(1)	Does not include shares issuable upon the exercise of the underwriter’s option to purchase up to 3,778,337 additional shares of Common Stock (assuming no sale of a Unit including a Pre-Funded Warrant) and/or up to 3,778,337 Warrants.
(2)	Does not include: (i) 79,112 shares of our Common Stock issuable upon exercise of outstanding vested options and (ii) 38,484 shares of our Common Stock issuable upon exercise of other outstanding warrants.
(3)	The difference between issued and outstanding is 22,697 treasury shares that were bought back from the market by the Company.

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DILUTION

Purchasers of our securities in this offering will experience an immediate and substantial dilution in the net tangible book value of their shares of our Common Stock. Dilution in net tangible book value represents the difference between the public offering price per share of Common Stock included in each Unit (attributing no value to the Warrants and assuming no sale of a Unit including a Pre-Funded Warrant) and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after the offering.

The historical net tangible book value of our Common Stock as of June 30, 2023, was ($20,838,888) or ($2.3400) per share. Historical net tangible book value per share of our Common Stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of our Common Stock outstanding as of that date.

After giving effect to the issuance of (i) 893,898 shares to Streeterville pursuant to the conversion of convertible notes, (ii) 50,000 shares issued to Maxim Group LLC pursuant to a settlement and release agreement and (iii) 270,000 shares to investors upon the exercise of pre-funded warrants, our pro forma net tangible book value as of June 30, 2023 would have been ($20,838,888) or approximately ($2.0593) per share of our common stock.

After giving effect to the pro forma adjustments set forth above and the sale of shares of Common Stock included in the Units sold in this offering at an assumed public offering price of $0.2382 per Unit (the last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023) and assuming no sale of a Unit including a Pre-Funded Warrant for net proceeds of approximately $5,065,000 as if such offering and such share issuances had occurred on June 30, 2023, our pro forma net tangible book value as of June 30, 2023 would have been ($15,223,888) or approximately ($0.4312) per share of our Common Stock. This represents an immediate increase in pro forma net tangible book value per share of $1.6281 to the existing stockholders and an immediate dilution in pro forma net tangible book value per share of $0.6694 to new investors (attributing no value to the Warrants and assuming no sale of a Unit including a Pre-Funded Warrant). We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Common Stock in this offering. The following table illustrates this per share dilution to new investors:

Public offering price per Unit		$0.2382
Historical net tangible book value per share as of June 30, 2023	$(2.3400)	$0.2382
Increase in net tangible book value per share attributable to the pro forma adjustments described above	0.2807
Pro forma net tangible book value per share as of June 30, 2023	(2.0593)
Increase in pro forma net tangible book value per share after giving effect to the offering	1.6281
Pro forma as adjusted net tangible book value per share as of June 30, 2023 after the offering	(0.4312)
Dilution per share to investors in this public offering		0.6694

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $0.10 decrease in the assumed public offering price of $0.2382 per Unit (the last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023), would decrease our pro forma as adjusted net tangible book value per share after this offering by ($0.4961) and increase dilution per share to new investors purchasing Units in this offering by $0.6343, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no sale of a Unit including a Pre-Funded Warrant. A $0.10 increase in the assumed public offering price of $0.2382 per Unit (the last reported sale price of our Common Stock on The Nasdaq Capital Market on October 26, 2023), would increase our pro forma as adjusted net tangible book value per share after this offering by ($0.3662) and decrease dilution per share to new investors purchasing Units in this offering by $0.7044, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no sale of a Unit including a Pre-Funded Warrant.

After completion of this offering, our existing stockholders would own approximately 28.7% and our new investors would own approximately 71.3% of the total number of shares of our Common Stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of our Common Stock and/or Warrants in full and assuming no sale of a Unit including a Pre-Funded Warrant, the pro forma as adjusted net tangible book value after this offering would be ($0.3685) per share, the increase in pro forma as adjusted net tangible book value per share would be $1.6907 and dilution per share to new investors would be ($0.6067) per share.

The above discussion and table are based on shares of our Common Stock outstanding as of June 30, 2023 and excludes (i) 79,112 shares of our Common Stock issuable upon exercise of outstanding vested options and (ii) 38,484 shares of our Common Stock issuable upon exercise of other outstanding warrants.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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Capitalization Table

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	10,119,531	28.7%	$45,051,075	89.9%	$4.45
New Investors	25,188,916	71.3%	$5,065,000	10.1%	$0.20
	35,308,447	100.0%	$50,116,075	100.0%	$1.42

DESCRIPTION OF SECURITIES

For a more detailed description of the Company’s Common Stock, reference is made to the Company’s Form 8-A filed with the SEC on July 13, 2021; For a more detailed description of the Company’s Series A Preferred Stock and Series X Preferred Stock, reference is made to the Company’s Registration Statement on Form S-1 (No. 333-257197, initially filed with the SEC on June 21, 2021; for a more detailed description of the Company’s Series B Preferred Stock and Series C Preferred Stock, reference is made the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is 170,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, of which as of October 27, 2023, there are 10,119,531 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which 10,000 have been designated Series X Preferred Stock, all of which are issued and outstanding; 1,250,000 have been designated Series A Preferred Stock, of which 522,000 shares are issued and outstanding; 1,250,000 have been designated Series B Preferred Stock, all of which are outstanding; 2,500,000 have been designated Series C Preferred Stock, of which 399,996 shares are outstanding. There are 22 holders of record of our Common Stock as of October 27, 2023.

Warrants Offered in this Offering

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the Warrant Agreement, which is filed as Exhibit 4.3 to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of the Warrant Agreement

Exercisability. The Warrants are exercisable at any time after their original issuance up to five years from the closing date of this public offering. Each of the Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). If a registration statement registering the issuance of the shares of our Common Stock underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the Warrants. No fractional shares of our Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price of Warrants is $0.2382 per share (100% of the offering price per Unit). The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events.

Adjustments for Subsequent Offerings. Subject to certain exemptions outlined in the Warrant, for the life of the warrant, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or convertible security at an effective price per share less than the exercise price of the Warrants then in effect, the exercise price of the Warrants shall be adjusted to equal such lower price.

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Share Combination Event Adjustments. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the five consecutive trading days commencing on the date of such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such five day period and the number of warrant shares issuable shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. Such adjustment may only be made within a period of three (3) years from the closing date of this public offering.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Warrant, in the event of such fundamental transaction, the Company will at the option of the holder of the Warrant purchase the Warrant at a price equal to the Black Scholes value of the remaining unexercised portion of the Warrants on the date of consummation of such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Warrant.

Warrant Agent; Global Certificate. Pursuant to the Warrant Agent Agreement, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability.  Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for listing of the Warrants on any exchange or market.

Governing Law. The Warrants are governed by New York law.

Pre-Funded Warrants Offered in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant.

The term “pre-funded” refers to the fact that the purchase price of our Common Stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Common Stock following the consummation of this offering the opportunity to invest capital into our Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Common Stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

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Duration. The Pre-Funded Warrants offered hereby will entitle the holders thereof to purchase shares of our Common Stock at a nominal exercise price of $0.001 per share, at any time after its original issuance until exercised in full.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase, but not in excess of 9.99%, or decrease such percentage, provided that any increase will not be effective until the sixty-first (61st) day after such election

Exercise Price. The Pre-Funded Warrants will have an exercise price of $0.001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Warrant Agent; Global Certificate. The Pre-Funded Warrants will be issued in registered form under a warrant agency agreement between a warrant agent and us. The Pre-Funded Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active trading market, the liquidity of Pre-Funded Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

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PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of the common stock by (i) our directors and named executive officers; (ii) all the named executives and directors as a group and (iii) any other person or group that to our knowledge beneficially owns more than 5% of our outstanding shares of Common Stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of October 27, 2023, are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below will have sole voting and investment power with respect to all shares of Common Stock that they will beneficially own, subject to applicable community property laws. Applicable percentage ownership in the following table is based on 10,119,531 shares of Common Stock, issued and outstanding on October 27, 2023 and 35,308,447 shares of Common Stock issued and outstanding after this offering, plus, for each individual, any Common Stock that individual has the right to acquire within 60 days of October 27, 2023 (based upon the assumed sale of 25,188,916 Units in this offering and assuming no exercise of the Warrants issued as part of the Units and no sale of Units including a Pre-Funded Warrant).

	Number of Shares Beneficially Owned				Beneficial Ownership Percentages Before Offering			Beneficial Ownership Percentages After Offering
Name and Address of Beneficial Owner(1)	Common Stock		Series X Super Voting Preferred Stock(2)		Percent of Common Stock	Percent of Series X Super Voting Preferred Stock	Percent of Voting Stock(3)	Percent of Common Stock	Percent of Series X Super Voting Preferred Stock	Percent of Voting Stock(3)
Officers and Directors
Max Munn, Chief Executive Officer, President and Director	432,414	(4)	10,000	(5)	4.25%	100%	51.59%	1.22%	100%	23.0%
Michael Riccio, Chief Financial Officer	29,667		—		*	—	*	*	—	*
Brian Stern, Director(6)	365,105		—		3.61%	—	1.81%	1.03%	—	0.08%
Eugene Burleson, Director	12,000		—		*	—	*	*	—	*
Dallas Hack, Director	8,000		—		*	—	*	*	—	*
Joseph Luhukay, Director	3,500		—		*	—	*	*	—	*
Officers and Directors as a Group	850,686		10,000		8.36%	100%	53.67%	2.41%	100%	23.9%
5%+ Stockholders
The Munn Family 2020 Irrevocable Trust	375,000		10,000		3.71%	100%	51.57%	1.06%	100%	22.9%
Brian Stern, Director	365,105				3.61%		1.81%	1.03%		0.08%
Andrew Lawrence	309,994		—		3.06%	N/A	1.54%	0.88%	N/A	0.07%

* Less than 1%

(1)	The principal address of the named officers, directors and 5% stockholders of the Company is c/o Applied UV, Inc. 150 N. Macquesten Parkway Mount Vernon, New York 10550.
(2)	Entitles the holder to 1,000 votes per share and votes with the common as a single class.
(3)	Represents total ownership percentage with respect to all shares of common stock and Series X Super Voting Preferred Stock, as a single class.
(4)	Includes (i) 375,000 shares which are held in the name of The Munn Family 2020 Irrevocable Trust, for which the spouse of Max Munn is the trustee; (ii) 4,000 shares owned by Mr. Munn directly; (iii) 16,000 shares underlying a warrant issued to Mr. Munn, which is exercisable at $25.00 per share; (iv) 200 vested shares underlying an option granted to Mr. Munn as director compensation, which are exercisable at $25.00 per share; (v) 17,214 vested shares underlying an option granted to Mr. Munn pursuant to his employment agreement, which are exercisable at $39.00 per share; (vi) 7,500 vested shares underlying an option granted to Mr. Munn on December 31, 2022; and (vii) 12,500 vested shares underlying an option granted to Mr. Munn on January 10, 2023.
(5)	Held by The Munn Family 2020 Irrevocable Trust.
(6)	Mr. Stern was appointed to the board of directors on February 1, 2023.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of Common Stock, Pre-Funded Warrants and Warrants acquired pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder of our Common Stock, Pre-Funded Warrants and Warrants. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our Common Stock, Pre-Funded Warrants and Warrants.

We assume in this discussion that each holder holds shares of our Common Stock, Pre-Funded Warrants and Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a particular holder’s individual circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	persons holding our Common Stock, Warrants or Pre-Funded Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	regulated investment companies or real estate investment trusts;
•	brokers, dealers or traders in securities or currencies;
•	controlled foreign corporations, “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our Common Stock, Warrants or Pre-Funded Warrants under the constructive sale provisions of the Code;
•	persons for whom our Common Stock, Warrants or Pre-Funded Warrants constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Warrants being taken into account in an “applicable financial statement” (as defined in the Code);
•	persons who hold or receive our Common Stock, Warrants or Pre-Funded Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans; and
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interest of which are held by qualified foreign pension funds.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, Pre-Funded Warrants or Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock, Pre-Funded Warrants or Warrants, and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, PRE-FUNDED WARRANTS, AND WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our Common Stock, Pre-Funded Warrants, or Warrants that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The term “non-U.S. holder” means any beneficial owner of our Common Stock, Pre-Funded Warrants or Warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. holders and non-U.S. holders are referred to collectively as “holders.”

General Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock as described below. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of a Unit pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price Between Share of Common Stock and Accompanying Warrant to Purchase Our Common Stock

For U.S. federal income tax purposes, each Unit should be treated as an “investment unit” consisting of one share of Common Stock or one Pre-Funded Warrant, as applicable, and a Warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each investment unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock or Pre-Funded Warrant, as applicable, and the Warrant included in each investment unit. The separation of the Common Stock or Pre-Funded Warrant, as applicable, and the Warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for an investment unit.

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U.S. Holders

Exercise or Expiration of Warrants

In general, a U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant, except to the extent the U.S. holder receives a cash payment for any fractional share of Common Stock that would otherwise have been issuable upon exercise of the Warrant, which will be treated as a sale subject to the rules described under “Disposition of Our Common Stock, Pre-Funded Warrants or Warrants” below. The U.S. holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above) and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuable upon exercise of the Warrant. The U.S. holder’s holding period in the shares of our Common Stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. holder held the Warrant.

In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The lapse or expiration of a Warrant will be treated as if the U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below in “Distributions.” U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

We do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock or Pre-Funded Warrants to a U.S. holder, such distributions of cash or property generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in our Common Stock or Pre-Funded Warrant, as applicable. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock or Pre-Funded Warrant as described below under the subsection titled “Disposition of Our Common Stock, Pre-Funded Warrants or Warrants.”

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Disposition of Our Common Stock, Pre-Funded Warrants or Warrants

Upon a sale or other taxable disposition of our Common Stock, Pre-Funded Warrants or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock, Pre-Funded Warrants or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock, Pre-Funded Warrants or Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. holders who recognize losses with respect to a disposition of our Common Stock, Pre-Funded Warrants or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock, Pre-Funded Warrants and Warrants and to the proceeds of a sale or other disposition of Common Stock, Pre-Funded Warrants and Warrants paid by us to a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a non-U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of Common Stock, except to the extent the non-U.S. holder receives a cash payment for any fractional share of Common Stock that would otherwise have been issuable upon exercise of the Warrant, which will be treated as a sale subject to the rules described under “Disposition of Our Common Stock, Pre-Funded Warrants or Warrants” below. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear. A non-U.S. holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

The expiration of a Warrant will be treated as if the non-U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the non-U.S. holder’s tax basis in the Warrant. However, a non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the non-U.S. holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to Warrants

As described under “U.S. Holders - Certain Adjustments to Warrants,” an adjustment to the Warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

As discussed above, we do not anticipate declaring or paying dividends in the foreseeable future. However, if we do make distributions on our Common Stock or Pre-Funded Warrants, such distributions of cash or property generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock or Pre-Funded Warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our Common Stock, Pre-Funded Warrants or Warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

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Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively, “FACTA”), dividends paid to a non-U.S. holder of our Common Stock or Pre-Funded Warrants that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described below), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated rates. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and regarding any applicable treaties that may provide for different rules.

If you hold our Common Stock, Pre-Funded Warrants or Warrants through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Our Common Stock, Pre-Funded Warrants or Warrants

In general, subject to the discussions below on backup withholding, information reporting and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock, Pre-Funded Warrants or Warrants unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Common Stock constitutes U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or their holding period for, our Common Stock or Warrants.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

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A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual non-U.S. holder is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we will not become a USRPHC in the future. Even if we are determined to be or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Common Stock, Pre-Funded Warrants or Warrants will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Pre-Funded Warrant or Warrant. Non-U.S. holders are urged to consult their own tax advisors regarding the effect of holding our Pre-Funded Warrants or Warrants on the calculation of such 5% threshold. If we are a USRPHC and either our Common Stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder’s gain on the disposition of shares of our Common Stock, Pre-Funded or Warrants generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our Common Stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of distributions (including constructive distributions) on our Common Stock, Pre-Funded Warrants or Warrants paid to each non-U.S. holder, their name and address, and the amount of tax withheld, if any. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Payments of dividends (including constructive dividends) or of proceeds on the disposition of our Common Stock, Pre-Funded Warrants or Warrants made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Common Stock, Pre-Funded Warrants or Warrants effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing non- U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

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Foreign Account Tax Compliance Act

FATCA generally imposes withholding tax at a rate of 30% on dividends (including constructive dividends) on our Common Stock, Pre-Funded Warrants or Warrants, and certain other withholding payments, if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Common Stock, Pre-Funded Warrants or Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, Pre-Funded Warrants or Warrants, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Aegis Capital Corp. is acting as the underwriter of the Offering. We have entered into an underwriting agreement dated [*], 2023 with the underwriter (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts, the number of Units including a share of Common Stock and a Warrant and the number of Units including a Pre-Funded Warrant and a Warrant listed next to its name in the following table:

Underwriter	Number of Units (including a share of Common Stock)	Number of Units (including a Pre-Funded Warrant)
Aegis Capital Corp.	[*]	[*]

The underwriter is committed to purchase all of the Units offered by us other than those covered by the Over-Allotment Option. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the Underwriting Agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have been advised by the underwriter that it proposes to offer the securities directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of up to $[*] per share.

No action has been taken by us or the underwriter that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required, including Canada. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal. No sales of the securities under this prospectus will be made to a resident of Canada.

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Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Per Unit (including a share of Common Stock)	Per Unit (including a Pre-Funded Warrant)	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

We estimate the total expenses payable by us for this offering to be approximately $934,999.98, which amount includes (i) the underwriting discount of $479,999.98 (assuming no exercise of the Over-Allotment Option) and (ii) a non-accountable expense allowance of $60,000 (assuming no exercise of the Over-Allotment Option), which equals 1% of the gross proceeds of this offering, and (iii) reimbursement of the accountable expenses of the underwriter of $75,000, including the legal fees of the underwriter and (iv) other estimated company expenses of approximately $320,000 which includes accounting, printing costs and various fees associated with the registration and listing of the Common Stock.

The securities we are offering are being offered by the underwriter subject to certain conditions specified in the Underwriting Agreement.

Lock-Up Agreements

Our directors, executive officers, employees and shareholders holding at least ten percent (10%) of the outstanding shares of Common Stock will enter into customary lock-up agreements in favor of, and in form reasonably acceptable to, the underwriter and the investors for a period of ninety (90) days from the closing date of this offering; provided, however, that any sales by parties to the lock-ups shall be subject to the lock-up agreements and provided further, that none of such shares shall be saleable in the public market until the expiration of the ninety (90) day period described above.

We have agreed for a period of ninety (90) days after the closing date, without the prior written consent of the underwriter, to not (a) offer, sell, issue or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long as none of such equity securities shall be saleable in the public market until the expiration of the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction during the Standstill period result in the sale of equity at an offering price to the public less than the offering price of the Units.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Over-allotment Option

We have granted to the underwriter an Over-Allotment Option exercisable not later than 45 days after the closing date of this offering to purchase up to a number of additional shares of Common Stock and/or Pre-Funded Warrants and/or Warrants equal to 15% of the number of securities sold in this offering at the applicable public offering price listed on the cover of this prospectus, less the underwriting discounts and commissions. The underwriter may exercise its Over-Allotment Option, if any, made in connection with this offering. If any additional shares of Common Stock and/or Pre-Funded Warrants and/or Warrants are purchased, the underwriter will offer these securities on the same terms as those on which the other securities are being offered.

Certain Relationships

The underwriter and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

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Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, NY 11598.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Common Stock:

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the Offering.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our Common Stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our Common Stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriter may be required to make for these liabilities.

Trading Market

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AUVI.”

33

EXPERTS

The consolidated financial statements of Applied UV, Inc., and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of PURO Lighting, LLC and LED Supply Co. LLC for the fiscal years ended December 31, 2021 and 2020 incorporated in the prospectus by reference to our Current Report on Form 8-K filed with the SEC on February 1, 2023 as amended by the Form 8-K/A filed with the SEC on February 2, 2023, the Form 8-K/A filed with the SEC on February 13, 2023 and the Form 8-K/A filed with the SEC on April 10, 2023 and related to the Company’s acquisition of PURO and LED Supply have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York. Sichenzia Ross Ference Carmel LLP owns 161,794 shares of Common Stock. Kaufman & Canoles, P.C., is acting as counsel for the underwriter with respect to this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities that we are offering under this prospectus. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference: our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023; our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 22, 2023; our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 18, 2023; our Current Report on Form 8-K (“Form 8-K”) filed with the SEC on February 1, 2023; our Form 8-K filed with the SEC on February 1, 2023; our Form 8-K/A filed with the SEC on February 2, 2023; our Form 8-K/A filed with the SEC on February 13, 2023; our Form 8-K/A filed with the SEC on April 10, 2023; our Form 8-K filed with the SEC on April 14, 2023; our Form 8-K filed with the SEC on May 30, 2023; our Form 8-K filed with the SEC on June 23, 2023; our Form 8-K filed with the SEC on August 28, 2023; our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2023; our Schedule 14C Definitive Information Statement filed with the SEC on October 2, 2023; and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities are sold.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Applied UV, Inc., 150 N. MacQuesten Parkway, Mount Vernon, NY 10550, telephone number (914) 665-6100. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

34

25,188,916 Units, Each Unit Consisting of One Share of Common Stock or One Pre-Funded Warrant to

Purchase One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

25,188,916 Shares of Common Stock Underlying the Warrants

Applied UV, Inc.

PRELIMINARY PROSPECTUS

Aegis Capital Corp.

________________, 2023

35

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering, other than the underwriter’s discount and commissions and expenses, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing.

Amount
SEC registration fee	$2,036.88
FINRA filing fee	$2,570.00
Accountants’ fees and expenses	$5,000.00
Legal fees and expenses	$300,000.00
Printing and engraving expenses	$1,500.00
Miscellaneous	$8,893.12
Total expenses	$320,000.00

Item 14. Indemnification of Directors and Officers.

As a Nevada corporation, we are generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under Section 78.7502 of the NRS generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

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Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the NRS or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the NRS for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board, legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Company (including its Board, legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any underwriting agreement, the underwriter agrees to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

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Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock, par value $0.0001 per share (“Common Stock”), issued by us since June 8, 2020.

(a) Issuance of Capital Stock.

On June 10, 2020, the Company issued 10,309 shares of Common Stock to Carmel, Milazzo & Feil LLP as part of compensation for legal services.

Only July 9, 2020, the Company issued 8,000 unvested shares of Common Stock in the aggregate to four newly elected directors. The shares will vest evenly on an annual basis over a period of four (4) years.

On July 9, 2020, the Company issued 7,500 shares of unvested Common Stock to its non-employee directors, which vested on January 1, 2021.

On July 9, 2020, the Company issued 2,000 unvested shares of Common Stock to the Chairman of the Board. The shares vested on January 1, 2021.

On July 9, 2020, Company issued 3,000 unvested shares of Common Stock in the aggregate to the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee and the Chairman the Compensation Committee. The shares vested on January 1, 2021.

On January 1, 2021, the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vested on January 1, 2022.

On January 14, 2021, the Company issued 664 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On January 25, 2021, the Company issued 600 shares of its Common Stock to a consultant as payment for services.

On February 8, 2021, the Company issued 275,000 shares of its Common Stock to the members of Akida Holdings LLC and one of its former employees in connection with the purchase of substantially all of the assets of Akida Holdings LLC.

On March 5, 2021, the Company issued 37 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On March 12, 2021, the Company issued 2,726 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 17, 2021, the Company issued 143 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 28, 2021, the Company issued 2,400 shares of its Common Stock to a consultant as payment for services.

On September 28, 2021, the Company issued 60,000 shares of its Common Stock to the members of Kes Science & Technology, Inc. in connection with the purchase of substantially all of the assets of Kes Science & Technology, Inc.

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On October 13, 2021, the Company issued 80,000 shares of its Common Stock to the members of Old Sam Partners, LLC (SAM), formerly known as Scientific Air Management, LLC, in connection with the purchase of substantially all of the assets of SAM.   On March 31, 2022, there was a settlement of a dispute that arose during the first quarter of 2022 between both parties regarding certain representations and warranties in the purchase agreement which resulted in a settlement and mutual release agreement whereby the seller agreed to relinquish any right, title, and interest in the previously issued 80,000 shares.

On January 1, 2022, the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2023.

On January 1, 2022, the Company issued 10,000 unvested shares to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company. The shares vest evenly on a quarterly basis over three years.

On April 11, 2022, the Company issued 15,000 unvested shares to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. On December 19, 2022, pursuant to his separation agreement with the Company. 11,807 of the 15,000 shares were cancelled. The balance of 3,193 shares vested immediately upon John Andrew’s departure.

On May 17, 2022, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to two new independent directors, which vest evenly on an annual basis over four years, beginning January 1, 2023.

On May 17, 2022, a total of 10,500 shares of Common Stock were cancelled due to the resignation and/or non-election of three previous board members.

On January 1, 2023, the Company issued in the aggregate 7,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

On January 26, 2023, the Company issued 774,999 shares of Common Stock and 399,996 shares of its Series C Preferred Stock to the equity holders of PURO and LED Supply in connection with the acquisitions of those entities.

On January 26, 2023, the Company issued 1,250,000 shares of its Series B Preferred Stock to one of PURO’s vendors in connection with the settlement of a $5 million promissory note.

On March 3, 2023, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

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(b) Warrants.

On September 2, 2020, the Company issued warrants to purchase 16,000 shares of its Common Stock to and at the direction of the underwriter of its initial public offering.

On November 13, 2020, the Company issued warrants to purchase 14,019 shares of its Common Stock to the underwriter of its public offering.

The issuance of the warrant listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(c) Option Grants.

On March 4, 2021, the Company granted an unvested option to purchase 61,967 shares of its Common Stock at an exercise price of $39.00 per share to Max Munn, its President, pursuant to his employment agreement with the Company. The option vests monthly over a three-year period.

On April 5, 2021, the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $48.30 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment offer from the Company. These options were cancelled and reissued on September 28, 2021 at an exercise price of $32.65 per share.

On June 22, 2021, the Company granted options to purchase 17,600 shares of Common Stock at an exercise price of $48.95 per share to certain of its employees pursuant to the Company’s stock option plan.

On September 23, 2021, the Company granted options to purchase 2,000 shares of Common Stock at an exercise price of $33.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 1, 2022, the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $13.50 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company.

On February 18, 2022, the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $8.30 per share to certain of its employees pursuant to the Company’s stock option plan.

On March 2, 2022, the Company granted options to purchase 18,800 shares of Common Stock at an exercise price of $7.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On June 3, 2022, the Company granted options to purchase 16,000 shares of Common Stock at an exercise price of $5.35 per share to certain of its employees pursuant to the Company’s stock option plan.

On April 11, 2022, the Company granted an option to purchase 35,000 shares of its Common Stock at an exercise price of $7.10 per share to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. All 35,000 options have expired since his departure from the Company on December 19, 2022.

On August 25, 2022, the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

II-5

On September 12, 2022, the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 12, 2022, the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 31, 2022, the Company granted options to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 9, 2023, the Company granted options to purchase 81,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 26, 2023, the Company granted options to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(d) Issuance of Notes.

The Company has not issued any notes.

II-6

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.
3.2	Bylaws of the Registrant.
3.3	Certificate of Designation, Preferences and Rights of Series X Preferred Stock.
3.4	Certificate of Designation, Preferences and Rights of 10.5% Series A Cumulative Perpetual Preferred Stock.
3.5	Certificate of Designations, Rights, and Preferences of 2% Series B Cumulative Perpetual Preferred Stock.
3.6	Certificate of Designations, Rights, and Preferences of 5% Series C Cumulative Perpetual Preferred Stock.
4.1	Form of Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Warrant Agent Agreement
5.1	Opinion of counsel to the Registrant.
10.1	Agreement and Plan of Merger dated as of September 1, 2023, by and between the Registrant and Applied UV, Inc. (Delaware).
10.1	Warrant, dated April 1, 2020 issued to Max Munn (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.2	The Company’s 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 (333-239892) filed with the SEC as of July 16, 2020).
10.3	Form of Option Agreement and Grant issued under February 18, 2020 Board Approval (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.4	Agreement, dated April 20, 2020 between Icahn School of Medicine at Mount Sinai and SteriLumen, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.5	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.6	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.7	Form of Option issued to Medical Advisory Board members (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.8	Employment Agreement, dated June 30, 2020 between the Company and Max Munn (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.9	Employment Agreement, dated January 1, 2022 between the Company and Michael Ricco (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 3, 2022)
10.10	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.11	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.12	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.13	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023)
10.14	Securities Purchase Agreement dated October 7, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022)
10.15	Note dated October 7, 2022 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022)
10.16	Loan and Security Agreement dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022)
10.17	First Modification to Loan and Security Agreement and Loan Documents dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022)
10.18	Note Purchase and Cancellation Agreement dated as of January 5, 2023, by and between the Company, PURO Lighting, LLC, and Acuity Brands Lighting, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2023)
10.19	Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
10.20	Amendment to Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
10.21	Note dated January 25, 2023 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023)
10.22#	Applied UV, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1 (333-239892) filed with the SEC on July 16, 2020).
10.23#	Applied UV, Inc. 2023 Equity Incentive Plan
23.1	Consent of Mazars USA LLP.
23.2	Consent of Counsel to the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
107	Fee table

*To be filed by amendment.

# Management contract or compensatory plan.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(2) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Vernon, State of New York on the 27th  day of October, 2023.

APPLIED UV, INC.

By:	/s/ Max Munn
Max Munn Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Max Munn and Michael Riccio, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity in Which Signed	Date

/s/ Max Munn	Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2023
Max Munn

/s/ Michael Riccio	Chief Financial Officer (Principal Financial and Accounting officer)	October 27, 2023
Michael Riccio

/s/ Eugene Burleson	Chairman of the Board	October 27, 2023
Eugene Burleson

/s/ Joseph Luhukay	Director	October 27, 2023
Joseph Luhukay

/s/ Brian Stern	Director	October 27, 2023
Brian Stern

/s/ Dr. Dallas Hack	Director	October 27, 2023
Dr. Dallas Hack

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